EXHIBIT 1

Clinton Group Responds To Latest Misleading Statements from Stillwater Mining

NEW YORK, May 1, 2013 /PRNewswire/ -- Clinton Group, Inc. ("Clinton"), a stockholder of Stillwater Mining Company (NYSE: SWC) ("Stillwater" or "Company"), that is seeking to replace the existing Stillwater board with independent professionals, responded today to Stillwater's misleading press release about settlement discussions.

Clinton noted that it has made multiple, specific proposals for settlement of the proxy contest all of which would have resulted in the Clinton nominees having less than a majority of the board, continuity of directors and institutional knowledge and the appointment of new, unaffiliated directors who were suggested by large Stillwater stockholders. The Company has seemingly accepted several of these offers, only to later renege on those seemingly accepted agreements later.

Most recently, Stillwater has been unavailable for more than 24 hours to discuss a settlement and made a vague offer less than 5 minutes before the Clinton principals were, as the Company knew, scheduled to board planes to attend the annual meeting in a remote part of Montana. Within 30 minutes of the plane departing, Stillwater put out a press release, knowing the Clinton team could not easily respond.

The latest Company proposal was clearly unworkable-providing for a four-four deadlocked board, with the incumbent contingent continuing to be dominated by Frank McAllister , who would remain in place as CEO for an indefinite period. Given that one of the Company's directors told Clinton representatives this morning that Mr. McAllister has been "manipulating" the Company's directors in an effort to ensure his continued role as CEO and that he has no willingness to step aside as CEO or accept a proposal that threatens his control of the board or his CEO job, Clinton does not believe the proposed, deadlocked board is in the interest of stockholders.

Clinton remains willing to settle the proxy fight on a reasonable basis that involves a substantial change in the composition of the board and a cohesive group of directors who are agreed upon the general strategic direction of the business. Given the overwhelming support the Clinton nominees have received from Stillwater stockholders, Clinton does not believe the Company's stockholders desire a deadlocked board with no clear agreement on strategy or company leadership.

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON SPOTLIGHT MASTER FUND, L.P., CLINTON RETAIL OPPORTUNITY PARTNERSHIP, L.P., CLINTON RELATIONAL OPPORTUNITY, LLC, CLINTON GROUP, INC. AND GEORGE E. HALL (COLLECTIVELY, "CLINTON") AND CHARLES R. ENGLES, SETH E. GARDNER , MICHAEL MCMULLEN , MICHAEL MCNAMARA , PATRICE E. MERRIN , BRIAN SCHWEITZER AND GREGORY P. TAXIN (TOGETHER WITH CLINTON, THE "PARTICIPANTS") HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE

USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF STILLWATER MINING COMPANY (THE "COMPANY") FOR USE AT THE COMPANY'S 2013 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BY THE PARTICIPANTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, OKAPI PARTNERS LLC, CLINTON'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL-FREE AT (855) 305-0857.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY CLINTON WITH THE SEC ON MARCH 26, 2013. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

SOURCE Clinton Group, Inc.

Contact; Connie Laux (212) 825-0400